UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2013

Eastern Virginia Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 443-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On August 2, 2013, Eastern Virginia Bankshares, Inc. (the “Company”) announced the termination of the written agreement, dated February 17, 2011 (the “Written Agreement”), by and among the Company, the Company’s wholly-owned bank subsidiary EVB (the “Bank”), the Federal Reserve Bank of Richmond (the “Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”). The termination of the Written Agreement was effective July 30, 2013. The Company and the Bank anticipate entering into an informal memorandum of understanding with the Reserve Bank and the Bureau with terms to be determined.

Under the terms of the Written Agreement, the Bank agreed to develop and submit for approval within the time periods specified therein written plans to address certain aspects of its business. In addition, the Bank agreed that it would: (a) not extend, renew, or restructure any credit that had been criticized by the Reserve Bank or the Bureau absent prior board of directors approval in accordance with the restrictions in the Written Agreement; and (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank. Both the Company and the Bank also agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company agreed that it would not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company could not incur, increase or guarantee any debt without prior regulatory approval and agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

The text of the Written Agreement was filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on February 22, 2011 and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of the Written Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 30, 2013, Boris M. Gutin was elected to the Boards of Directors of the Company and the Bank. The Boards of Directors of the Company and the Bank unanimously elected Mr. Gutin as a director of the Company and the Bank at the request of GCP III EVB LLC (“GCP”), an affiliate of GCP Capital Partners, LLC (“GCP Capital”), and following the recommendation of the Company’s Nominating and Corporate Governance Committee. Mr. Gutin, a private equity investment professional, is a managing director of GCP Capital. As previously disclosed by the Company, on March 26, 2013, the Company entered into a securities purchase agreement with GCP (the “Securities Purchase Agreement”) pursuant to which GCP agreed to invest in the Company’s private placements of common stock and non-voting mandatorily convertible non-cumulative preferred stock (the “Private Placements”), which closed on June 12, 2013. The Securities Purchase Agreement provides that GCP has the right, subject to any applicable approval of appropriate bank regulatory authorities and corporate governance requirements, to designate one director to the Board of Directors of each of the Company and the Bank and to maintain those representatives for so long as GCP beneficially owns at least 5% of the Company’s common stock (assuming for this purpose full conversion of all shares of the Company’s preferred stock issued in the Private Placements). Mr. Gutin has no personal interest in the Private Placements other than to the extent of his indirect interest therein as a managing director of GCP Capital.

In connection with his election to the Boards of Directors of the Company and the Bank, Mr. Gutin has been appointed to serve on the Capital Strategy Committee of the Board of Directors of the Company.

Prior to Mr. Gutin’s election to the Boards of Directors of the Company and the Bank, the Company’s Board of Directors determined that Mr. Gutin is independent for purposes of the listing rules of the Nasdaq Stock Market, and Mr. Gutin’s election was reviewed by the Bureau. In connection with the termination of the Written Agreement, Mr. Gutin’s election was not required to be approved by the Board of Governors of the Federal Reserve System.

Other than eligibility for fees (including grants of equity awards under the Company’s equity compensation plan in the discretion of the Company’s Compensation Committee) for service as a member of the Boards of Directors of the Company and the Bank, as described in the Company’s proxy materials for the Annual Meeting of Shareholders held on June 4, 2013, and as subject to periodic adjustment, Mr. Gutin is not a party to any material plan, contract or arrangement entered into or materially amended in connection with his election to the Boards of Directors of the Company and the Bank. Mr. Gutin will be compensated for his services as a director of the Company and the Bank in the same manner as other non-employee directors.

Item 8.01 Other Events

On August 2, 2013, the Company issued a press release related to the termination of the Written Agreement as described in Item 1.02 of this Current Report on Form 8-K. A copy of the Company’s press release related to the termination of the Written Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.

Dated: August 5, 2013	/s/ J. Adam Sothen
By: J. Adam Sothen Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated August 2, 2013.